Exhibit 10.27
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (this “Amendment”) made as of the 18th day of January, 2007, by and between SEYMOUR R. POWERS, TRUSTEE, AND CAROLE KOLSKY, DEBORAH A. TAUBER AND STEPHEN L. GRISS (AS SUCCESSORS TO LEON GRISS and RUTH GRISS), with an office address c/o M&M Realty, Commerce Park, P.O. Box 581, 7 Finance Drive, Danbury, Connecticut 06810 (together, the “Lessor”) and ADVANCED TECHNOLOGY MATERIALS, INC., a corporation organized and existing under the laws of the State of Delaware with an office address at 6 Commerce Drive, Danbury, Connecticut 06810 (the “Lessee”).
RECITALS:
     B Lease Agreement dated November 22nd, 2000 as amended by Amendment to Lease dated March 24th, 2003 (the “Lease”), the Landlord leased to Tenant approximately 31,300 square feet in the building commonly known as 6 Commerce Drive, Danbury, Connecticut, which Premises are described in the Lease as the “Premises”. Under the Lease as amended, the Tenant was granted an Initial Term ending June 30, 2008, together with Renewal Terms as set forth therein. Tenant has requested an extension of one year and six months to the Initial Term so that it expires December 31, 2009 and Landlord has agreed to grant the extension. All capitalized terms not defined herein shall have the meaning set forth in the Lease. Leon Griss and Ruth Griss, who were previously 2 of the named landlords, are now deceased and their successors are Carole Kolsky, Deborah A. Tauber and Stephen L. Griss.
     NOW, THEREFORE, in consideration of the Premises, the parties hereto agree as follows:
     1. Term. The Premises shall be leased to Tenant for an Initial Term ending December 31, 2009, which Landlord and Tenant stipulate and agree is the date the Initial Term of the Lease ends unless the term is extended pursuant to Section 23 of the Lease. The Tenant’s options to renew pursuant to Section 23 of the Lease shall remain in full force and effect without change notwithstanding the extension of the Initial Term set forth herein.
     2. Fixed Rent. Section 5.1 of the Lease is amended to provide that during the portion of the Initial Term (as extended by this Agreement) commencing July 1, 2006 and ending December 31, 2009, the Fixed Rent will be $211,275.45 per annum payable in equal monthly installments of $17,856.54. Section 5.2 is hereby amended to change the date references from July 1, 2008 to January 1, 2010 and to provide that the Fixed Rent during the first Renewal Term commencing January 1, 2010 shall be 211,275.00 per annum payable in equal monthly installments of $17,606.25. Section 5.3 is hereby amended to change the date references from July 1, 2013 to January 1, 2015 and to provide that the Fixed Rent during the Second Renewal Term shall be $217,275.00 per annum payable in equal monthly installments of $18,160.70.
     3. No Other Amendments. Except as set forth herein, the Lease remains in full force and effect and otherwise unamended.

     IN WITNESS WHEREOF, the Landlord and Tenant have executed and delivered this Amendment to Lease of the day near first above written.

Signed, sealed and delivered
in the presence of:	LESSOR:

SEYMOUR R. POWERS, TRUSTEE

CAROLE KOLSKY

DEBORAH A. TAUBER

STEPHEN L. GRISS

LESSEE: ADVANCED TECHNOLOGY MATERIALS, INC.,

By: Daniel P. Sharkey

Its Vice President & Chief Financial Officer